Exhibit 10.5

July 3, 2013

SHARE LENDING TERMINATION AGREEMENT

WHEREAS, Globalstar, Inc., as Lender, and Merrill Lynch International, as Borrower, through Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Borrowing Agent, are parties to the Share Lending Agreement, dated as of April 10, 2008 (the “Original Share Lending Agreement”), containing terms and conditions under which Borrower borrowed from Lender shares of its Common Stock (as defined therein), as amended by Amendment No. 1 to the Share Lending Agreement, dated as of December 18, 2008 (the Original Share Lending Agreement, as so amended, the “Share Lending Agreement”);

WHEREAS, on June 13, 2013, Borrower notified Lender of Borrower’s termination of Loans with respect to 6,186,325 Loaned Shares (the “Previously Terminated Shares”); and

WHEREAS, in connection with any Cash Settlement of Loans, the parties are required to agree on a methodology to determine the applicable Stock Price pursuant to Section 4(f)(iii) of the Share Lending Agreement,

NOW THEREFORE, Lender and Borrower hereby agree as follows, on the terms, and subject to the conditions, set forth herein:

1.           Definitions; Conflicts.

(a)          Terms used but not defined herein shall have the meanings given thereto in the Share Lending Agreement.

(b)          To the extent of any conflict between this Share Lending Termination Agreement (this “Termination Agreement”) and the Share Lending Agreement, this Termination Agreement shall govern.

2.           Termination of Loans. Borrower hereby notifies Lender, pursuant to Section 4(a) of the Share Lending Agreement, that Borrower is terminating Loans with respect to 11,115,840 Loaned Shares (together with the Previously Terminated Shares, the “Terminated Shares”) and designates the date hereof as the Optional Termination Date therefor.

3.           Cash Settlement.

(a)          Lender hereby elects Cash Settlement with respect to 7,117,340 of the Terminated Shares (the “Cash Settled Shares”), and Borrower hereby consents to such election, in each case, pursuant to Section 4(f) of the Share Lending Agreement.

(b)          For purposes of determining the Cash Settlement Amount with respect to the Cash Settled Shares, the “Stock Price” shall be equal to the arithmetic average of the Volume Weighted Average Prices of the Common Stock over the period of 20 Trading Days beginning on, and including, July 9, 2013 (the “Averaging Period”), subject to clause (c) below.

“Volume Weighted Average Price” has the meaning given in the Indenture, subject to clause (c) below; provided that if such price is not reported by Bloomberg on any scheduled Trading Day, the Volume Weighted Average Price for such scheduled Trading Day shall be determined by agreement of Borrower and Lender, each acting in good faith.

“Trading Day” means any day on which the OTCQB Marketplace is open for trading during its regular trading session, and on which no Market Disruption Event occurs, subject to clause (c) below.

“Market Disruption Event” has the meaning given in Section 6.3 of the 2002 ISDA Equity Derivatives Definitions published by the International Swaps and Derivatives Association (the “Equity Definitions”); provided that:

(1)         clause (a) of such Section is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in sub-clause (ii) thereof;

(2)         clause (d) of such Section is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof;

(3)         references in the Equity Definitions (A) to “Shares” shall be deemed to refer to shares of Common Stock, (B) to the “Calculation Agent” shall be deemed to refer to Borrower, acting in a commercially reasonable manner and in good faith and (C) to the “Exchange” shall be deemed to refer to the OTCQB Marketplace; and

(4)         no exchanges or quotation systems will be deemed to be “Related Exchanges” (within the meaning given in the Equity Definitions).

(c)          Notwithstanding anything to the contrary herein, upon the occurrence of a Market Disruption Event, Borrower may, in good faith and in a commercially reasonable manner, determine that any scheduled Trading Day is a Trading Day in part, in which case (i) the end of the Averaging Period may be postponed, (ii) the Stock Price may be determined based on an appropriately weighted average of Volume Weighted Average Prices over the Averaging Period rather than an arithmetic average and (iii) the Volume Weighted Average Price for such scheduled Trading Day may be determined, each as agreed to by Borrower and Lender in good faith and taking into account the nature and duration of the Market Disruption Event.

(d)          Borrower hereby designates the third Business Day following the end of the Averaging Period to be the Cash Settlement Date with respect to the Cash Settled Shares.

(e)          Lender shall provide to Borrower any information and take any other action reasonably requested by Borrower to facilitate payment of the Cash Settlement Amount with respect to the Cash Settled Shares.

4.           Physical Settlement. Notwithstanding anything to the contrary in the Share Lending Agreement, in respect of the terminated Loans relating to a number of Terminated Shares (the “Physically Settled Shares”) equal to the total number of Terminated Shares less the number of Cash Settled Shares, Borrower shall deliver such Physically Settled Shares to Lender on, or as soon as reasonably practicable following, the date hereof. Lender shall provide to Borrower any information and take any other action reasonably requested by Borrower to facilitate such delivery. It shall be a condition precedent to the payment of the Cash Settlement Amount that Lender shall have accepted delivery of the Physically Settled Shares in accordance with this Section. The parties agree that no Return Fee shall be payable with respect to the Physically Settled Shares.

5.           Representations and Warranties. Each of Borrower and Lender remakes, as of the date hereof, the representations and warranties set forth in Section 7(a) of the Share Lending Agreement; provided that, for this purpose, (1) references in such Section to “this Agreement” shall be deemed to refer to this Termination Agreement and (2) the words “, to enter into the Loans contemplated hereby” in clause (i) thereof shall be deemed to have been deleted.

6.           Termination of Share Lending Agreement; Release. Following the payments and deliveries contemplated by this Termination Agreement and the performance by each party of any other obligations hereunder, the Share Lending Agreement shall terminate in full, and neither party shall have any further obligations thereunder. Except with respect to the payments and deliveries contemplated by this Termination Agreement and the performance of any other obligations hereunder, each party hereby releases, acquits and discharges the other party and its affiliates, officers, directors and employees from any and all manner of losses, costs, damages, liabilities, deficiencies, actions, suits, debts, controversies, judgments, demands, claims or causes of action that such party has or may have, whether known or unknown, against such other party or any affiliate, officer, director or employee thereof arising out of or in any way in connection with the Share Lending Agreement or any transaction relating thereto, notwithstanding anything in the Share Lending Agreement to the contrary.

7.           Governing Law. This Termination Agreement, and any claim, controversy or dispute arising hereunder or relating hereto, shall be governed by the laws of the State of New York, without regard to any choice of law provisions that would require the application of the laws of a jurisdiction other than New York.

8.           Counterparts. This Termination Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be executed as of the date first above written.

GLOBALSTAR, INC. as Lender			MERRILL LYNCH INTERNATIONAL as Borrower

By:	/s/ L. Barbee Ponder IV		By:	/s/ Rajeev Patel
	Name:	L. Barbee Ponder IV		Name:	Rajeev Patel
	Title:	General Counsel & Vice President Regulatory Affairs		Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as Borrowing Agent

By:	/s/ Richard B. Jessop
	Name:	Richard B. Jessop
	Title:	Managing Director